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                                                                    EXHIBIT 10.1

                            C O N F I D E N T I A L
July 24, 1996

Ed Meyer, Jr.                                              VIA FAX: 908-332-0101
Hazlet Investors, Inc.
P. O. Box 37
248 Highway 79
Wickatunk, New Jersey 07765-0037

Dear Mr Meyer:

North American Technologies Group, Inc. (NATK) would like to enter into an agreement with Hazlet Investors, Inc. to assist NATK in increasing investor awareness via your Hazlet Investment Newsletter and other services you may provide on a consulting basis. However, the intent of this relationship is to improve the long term performance of NATK stock that will benefit all the shareholders and not just create some short-lived effect for the company or a small group of shareholders. As such, we want to structure the agreement as follows:

 . For a minimum period of twelve months beginning July 24, 1996, Hazlet agrees to provide NATK with consulting services regarding the best methods for disseminating information concerning the company to the worldwide investment community. This will include drafting articles and disseminating them through your newsletter, the Internet, and other Wall Street publications.

 . NATK agrees to pay Hazlet an initial fee of $15,000 to cover initial out-of pocket expenses incurred by Hazlet to initiate this coverage and investor information service, including the cost of the proposed article in Investors' Business Daily.

 . NATK further agrees to provide Hazlet with 15,000 shares of NATK common stock by September 6, 1996, or as soon as NATK can provide you with freely-traded stock. In addition, NATK will issue Hazlet another 10,000 shares of NATK common stock on January 24, 1997, if Hazlet has provided the consulting services as promised. Evidence of such performance will include articles in the Hazlet Newsletter, articles in independent financial publications generated by Hazlet initiatives, information on NATK available on Hazlet's website, Hazlet sponsored broker meetings and teleconferences with company management, and an increased trading volume of NATK on an average basis over the six-month period. To document the desired performance, Hazlet must provide NATK, to my and David Daniels' attention, a monthly report specifying the previous month's activities and results.

 .  NATK will also grant Hazlet 50,000 options to purchase NATK common stock at
   $1.00 that can be exercised starting October 1, 1996; 50,000 options at $1.25 that can be exercised starting January 1, 1997; and 50,000 options at $1.50 that can be exercised starting April 1, 1997. Exercise of these options will be dependent on Hazlet providing and documenting the
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   services as promised. All these options will expire if not exercised before
   September 1, 1997.

 . Issuance of shares and options will require approval of NATK's Board of Directors. I should be able to obtain such approval at our regularly scheduled Board meeting on August 13, 1996. Subsequently, NATK will file an S-8 registration with the SEC to assure that shares you receive under this agreement will be free trading shares. The company will provide this registration on a "best efforts basis" but expects that it will be completed no later than September 6, 1996.

 . Hazlet further agrees to allow NATK the opportunity to review all information sent out concerning the company. All information sent out on the company will be disseminated fairly, equitably, and legally, and in full compliance with all SEC and NASDAQ rules and guidelines. Hazlet further agrees that it will use its "best efforts" to assure that Hazlet and its associates do not trade on any non-public information concerning the company or its stock prior to the full public dissemination of such information.

If you agree to these terms and conditions please sign in the space provided below and return to me by fax as soon as possible. We would like you to get started as soon as possible. We will send you the initial check by courier as soon as we receive your signed copy. If you have any questions, please feel free to call me at any time.



Sincerely,

/s/ Tim B. Tarrillion

Tim B. Tarrillion
President, CEO

                                         Agreed to:

                                         By: /s/ Edward Meyer Jr.

                                         Name: Edward Meyer Jr.

                                         Company: Hazlet Investors Inc.

                                         Date: July 24, 1996
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                            C O N F I D E N T I A L
July 25, 1996

Ed Meyer, Jr.                                             VIA FAX: 908-332-0101
Hazlet Investors, Inc.
P. O. Box 37
248 Highway 79
Wickatunk, New Jersey 07765-0037

Dear Mr Meyer:

After having our corporate counsel review our Letter Agreement on July 24, 1996, (the "Agreement"), we need to agree to certain items as an addendum to the Agreement. As such, NATK and Hazlet Investors, Inc. ("Hazlet") further agree to the following:

 . Hazlet represents and warrants to NATK that the services to be rendered by Hazlet under the Agreement will not be rendered in connection with the offer or sale of securities of NATK as part of a capital raising transaction. Hazlet covenants that it will not engage in any activity that could cause the services to be rendered by it under the Agreement to be deemed to be "in connection with the offer or sale of securities of NATK as part of a capital raising transaction." Hazlet understands that NATK and its counsel will rely on these representations, warranties, and covenants made herein in connection with filing a Registration Statement on Form S-8 with respect to the shares of NATK Common Stock to be issued in lieu of compensation and upon exercise of options (the "Securities"), which Securities may be issued to Hazlet as consideration for the services rendered under the Agreement.

 . Both NATK and Hazlet can terminate the agreement "for cause" with thirty days notice if either party fails to perform their obligations under the Agreement. However, NATK agrees it will not terminate the agreement prior to the payment of the $15,000 fee and the issuance of the initial 15,000 shares of NATK Common stock as provided for in the Agreement. Unless renewed by mutual consent of the parties, the Agreement will automatically terminate on September 1, 1997, if it has not been terminated prior to that date as provided above.

 .  To protect both parties to the Agreement, NATK must give written consent for all statements, releases, articles, etc., made, written or issued by Hazlet on behalf of NATK in the performance of Hazlet's services under the Agreement. To comply with this provision, Hazlet must obtain written approval (via Fax or other means of transmission) for all statements, etc., prior to their issuance, from Tim Tarrillion, Judy Shields, or David Daniels of NATK.
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Please sign in the space provided below and return to me by fax as soon as
possible.   If you have any questions, please feel free to call me at any time.



Sincerely,

/s/ Tim B. Tarrillion

Tim B. Tarrillion
President, CEO

                                         Agreed to:

                                         By: /s/ Edward Meyer Jr.

                                         Name: Edward Meyer Jr.

                                         Company: Hazlet Investors Inc.

                                         Date: July 26, 1996